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                                                                     EXHIBIT 2.5

STATE OF NORTH CAROLINA

COUNTY OF WAKE                 CONSULTANT AGREEMENT


         AGREEMENT, made this __1st_ day of July, 1998, by and between ROBINSON TURNEY INTERNATIONAL, INC., (hereinafter called "Company") and CLAUDE G. ROBINSON - ROBINSON ASSOCIATES, (hereinafter called "Consultant"):

                                  R E C I T A L

         WHEREAS, Company desires to retain the services of Consultant in an advisory capacity with regard to Company's manufacturing and related operations; and

         WHEREAS, Consultant desires to accept such engagement upon the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable considerations, the parties agree as follows:

         1. Term: The Company shall retain Consultant and Consultant accepts such engagement on the terms and conditions herein contained. The term of this Agreement and the retainage of Consultant is for one (1) year from the date hereof, unless sooner terminated pursuant to Section 8. This Agreement may be extended for additional one (1) year terms upon the same terms and conditions as apply herein at the mutual agreement of the parties.

         2. Compensation: Company agrees to pay Consultant for his services Thirty-Six Thousand Dollars ($36,000.00) per year. Such compensation shall be paid in equal amounts on or before the last day of each month. Additionally, Consultant shall be reimbursed reasonable and agreed out-of-pocket expenses incurred while discharging duties assigned herein.

         3. Duties: During the term of this Agreement, Consultant shall provide services for the manufacturing and operational support of Company and shall perform general consulting services required or requested of him by the President of the Company. A reasonable and agreed amount of Consultant's time, attention, and energies shall be diligently devoted to the business of Company. Time required and agreed over and above same shall be at rates to be determined and negotiated at the time.

         4. Nonsolicitation of Customers and Employees: Consultant undertakes and agrees that during the term of this Agreement and for a period of six (6) months after this Agreement shall be terminated, whether voluntarily or involuntarily, he will not, without the prior written approval of the Company, solicit any of the customers, suppliers, licensees, franchisors, franchisees, or other business relations with regard to a competitive service or product, or solicit any employees of Company with regard to working for a competitor.

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In the event Company shall establish to the satisfaction of a court of competent jurisdiction the existence of a breach or threatened breach by Consultant of any of the provisions of this section, the Company, in addition to any other rights and remedies it may have, shall be entitled to an injunction restraining the Consultant from doing or continuing to do any such act in violation of this section, as well as attorney's fees and costs of prosecution to enforce this Agreement.

         5.  Disclosure of Confidential Information:

         (a) Non-disclosure. Except as required in his duties to the Company, the Consultant will never, directly or indirectly, use, disseminate, disclose, lecture upon, or publish articles concerning any Confidential Information. Confidential Information shall be defined as information developed by or disclosed to the Consultant or known by the Consultant as a consequence of or through his employment by the Company, not generally known in the industry in which the Company is or may become engaged, about the Company's products, processes, and services, including information and trade secrets relating to research, development, formulas and recipes, inventions, manufacture, profitability, purchasing, accounting, engineering, marketing, merchandising, and selling.

         (b) Confidential Papers. Upon termination of this relationship with the Company, all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in the Consultant's possession, whether prepared by him or others, will be left with the Company.

         (c) Confidential Information. As part of the consideration required of him under this Agreement, the Consultant agrees that he will not, at any time either during the term of this Agreement or thereafter, divulge to any person, firm, or corporation any information received by him during the course of his relationship with regard to the personnel, financial, or other affairs of the Company and all such information shall be kept confidential and shall not in any manner be revealed to anyone.

         (d) Customer Names. As part of the consideration for the making of this Agreement, the Consultant agrees that he will not, at any time during the term of this Agreement or thereafter, divulge to any person, firm, or corporation any name or names of any or all of the customers or suppliers of the Company.

         (e) In the event the Company shall establish to the satisfaction of a court of competent jurisdiction the existence of a breach or threatened breach by the Consultant of any of the provisions of this Section 5, the Company, in addition to any other rights and remedies it may have, shall be entitled to an injunction restraining the Consultant from doing or continuing to do any such act in violation of this Section 5.

         6. Company Defined. The provisions of Sections 4-5 shall apply not only to Company, but also to any affiliates, assigns, subsidiaries or parent of Company or a Company or business managed by Company, as now exists or may exist.


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         7. Representation of Relationship. Consultant hereby represents and warrants that he has not entered into a written contract of employment or consulting that would affect or void this contract. Consultant further agrees that he will serve as an independent representative of the parties and that this agreement shall not be construed as any form of employment, partnership or joint venture agreement between the parties.

         8. Termination of Relationship. Company may terminate this contract at any time, without notice, where cause for such termination exists. Termination for cause shall mean termination because of Consultant's personal dishonesty, physical or mental impairment preventing Consultant from performing his duties and obligations herein, breach of fiduciary duty involving personal profit, negligent or intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order, engagement in any business or personal activity which tends to discredit Company or is detrimental to Company or its business relationships, or a breach of any provision of this Agreement.

         In the event Consultant is terminated for cause, Consultant shall have no right to receive future compensation or bonuses except that which may have accrued to but not been paid to Consultant prior to such termination or cessation of employment.

         9. Assignment. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns.

         10. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

         (a) To the Company     Robinson Turney International, Inc.
                                     800 East Campbell Road, Suite 199
                                     Richardson, TX  75081

         (b)To the Consultant   Claude G. Robinson - Robinson Associates
                                     6475 28th Street, S.E., Suite 325
                                     Grand Rapids, MI 49546

Either party by notice in writing mailed to the other as hereunder provided may change the address to which future notices to such party shall be mailed.


         11. Entire Agreement. This instrument contains the entire agreement of the parties relating to Consultant's relationship with Company.

         12. Jurisdiction. This Agreement is being entered into within the State of Texas, and it is agreed that all of the terms and conditions hereof shall be interpreted accordingly to the laws of the State of Texas or the federal laws of the United States as they may

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otherwise apply.

         13. Severability. If any clause, term, or provision of this Agreement is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause, or provision herein contained.

         14. Duplicate Originals. This Agreement is executed in duplicate originals, one of such shall be retained by each of the parties.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day and years first above written.



                                        ROBINSON TURNEY INTERNATIONAL, INC.



                                        By
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                                          President



                                                                          (SEAL)
                                        ----------------------------------
                                        CLAUDE G. ROBINSON - ROBINSON ASSOCIATES